Exhibit 10.1

Form of Grant

EV Energy Partners, L.P.

Long-Term Incentive Plan

Grant of Incentive Units

Grantee

Grant Date

1.
Grant of Incentive Units.  EV Management, LLC (the “Company”) hereby grants to you ____ Incentive Units under the EV Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. Each Incentive Unit is comprised of three Units which shall be earned and vest as set forth below. The Incentive Units granted hereunder expire five years from the date of grant.

2.
Earning and Vesting of Units. Subject to the terms of this Grant, you shall be entitled to receive Units or a cash payment in lieu of Units upon each Incentive Unit vesting and being earned as provided herein.

a.    Units Earned. Except as otherwise provided in Paragraph 3 below, the Incentive Units granted hereunder shall be earned as follows (with such Units being earned under each Tranche only upon the first occurrence of the achievement of the relevant closing price threshold):

Tranche A: For each Incentive Unit granted, a Unit is earned if trading in the Units on the Nasdaq Global Market or such other national securities exchange on which the Units are then trading closes at greater than $20 per Unit for three consecutive days; and

Tranche B: For each Incentive Unit granted, an additional Unit is earned if trading in the Units on the Nasdaq Global Market or such other national securities exchange on which the Units are then trading closes at greater than $30 per Unit for three consecutive days; and

Tranche C: For each Incentive Unit granted, an additional Unit is earned if trading in the Units on the Nasdaq Global Market or such other national securities exchange on which the Units are then trading closes at greater than $40 per Unit for three consecutive days.

b. Units Vested. Except as otherwise provided in Paragraph 3 below, the Incentive Units granted hereunder shall vest as follows:

Vesting Date		Cumulative Vested Percentage

January 15, 20__	25%
January 15, 20__	50%
January 15, 20__	75%
January 15, 20__	100%

c.
Phantom Units.  Subject to Paragraph 3, to the extent any Incentive Unit vests and then is earned as set forth in paragraph 3.a above, you are deemed to have a vested Phantom Unit until the next Designated Vesting Date whereupon such vested Phantom Unit shall be automatically converted into a Unit. To the extent any Incentive Unit is earned prior to vesting, you are deemed to have a Phantom Unit until such Incentive Unit vests whereupon such Phantom Unit shall be automatically converted into a Unit.

d.
Forfeiture of Incentive Units Not Earned. To the extent Incentive Units are not earned under Tranche A, Tranche B, or Tranche C as set forth in paragraph (a) within the five year term of this Agreement, such unearned Units will be forfeited even if they have vested at the end of such five year term.

3.	Events Occurring Prior to Regular Vesting.

a.
Death or Disability.  If your employment with the Company terminates as a result of your death or a Disability, all Incentive Units then held by you that have been earned shall automatically become fully vested on the Designated Vesting Date that coincides with or immediately follows such termination and will be paid in accordance with Paragraph 4. All Incentive Units then held by you but which have not been earned as of your date of death or Disability shall be forfeited. Except as otherwise provided by the Committee, you shall be considered to have a “Disability” during the period in which you are unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

b.
Termination by the Company other than for Cause.  If your employment is terminated by the Company for any reason other than “Cause,” as determined by the Company in accordance with its employment policies, all Incentive Units then held by you and earned shall automatically become fully vested on the Designated Vesting Date that coincides with or immediately follows such termination. All Incentive Units then held by you but not earned shall be forfeited.

c.
Other Terminations.  Except as provided in Paragraph 2 hereof, if you terminate from the Company for any reason other than as provided in Paragraphs 3.a and 3.b above, all Incentive Units then held by you that are either unvested or unearned shall automatically be forfeited without payment upon such termination.

d.
Change of Control.  All outstanding Incentive Units held by you shall become fully vested upon a Change of Control. If the price per Unit in the Change of Control is greater than $20, the Units shall be considered earned on the closing date at level A, B or C, depending on the price. All Unites that are vested and earned as of the date of closing shall be paid to you on such closing date. If the price per Unit in the Change of Control is below $20, the Incentive Units are not considered earned and you will not receive Units in the Change of Control transaction. For purposes of determining the price per Unit received in the Change of Control, where the consideration received is other than cash, its value shall be determined in good faith by the Board of Directors of the Company.

e.
Phantom Units.  Notwithstanding anything to the contrary in this Paragraph 3, all vested Phantom Units held by you upon a termination from employment for any reason shall not be forfeited and on the next Designated Vesting Date shall automatically convert into the corresponding number of Units.

For purposes of this Paragraph 3, “employment with the Company” shall include being an employee of or a consultant to the Company or an Affiliate.

4.
Payment. As soon as administratively practicable after any Designated Vesting Date you shall be entitled to receive the applicable number of Units to which you may be entitled as set forth in Paragraph 2 above; provided, however, the Company has the right in its sole discretion, to pay you an amount of cash equal to the Fair Market Value of the Units on the day immediately preceding the vesting date (the “Cash-Out Price”) in lieu of issuing such Units to you (the “Cash-Out Right”).  In the event the Company elects to exercise its Cash-Out right with respect to any of the Incentive Units upon vesting, it shall notify you of its intent to do so within five business days prior to the applicable vesting date and shall pay the Cash-Out Price (less any amounts required by the Company or an Affiliate to meet withholding obligations under applicable law) to you within five business days following such vesting date.

5.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.
Restrictions.  By accepting this grant, you agree that any Units or Phantom Units which you may acquire pursuant to this award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.
Withholding of Tax.  To the extent that the grant, earning, vesting or payment of an Incentive Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law.  No issuance of an unrestricted Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event. You may elect to satisfy in advance any anticipated tax payments in connection with this Grant by authorizing the Company to withhold from the Units otherwise to be delivered pursuant to the Award, a number of Units having a Fair Market Value, determined as of the Designated Vesting Date, equal to or less than such anticipated tax payments. To the extent any Incentive Unit vests and then is earned as set forth in paragraph 3.a above, and you are deemed to have a vested Phantom Unit, you may elect to satisfy in advance any anticipated tax payment by authorizing the Company to withhold from the Phantom Units otherwise attributable to you, a number of Phantom Units having a Fair Market Value determined as of the date such Phantom Units are earned, equal to or less than such anticipated tax payments, and to pay such amount to you.

8.
Change of Control.  Change of Control means (i) a merger of the Partnership in which the Partnership is not the surviving entity, (ii) upon the sale of all or substantially all of the assets of the Partnership and its consolidated subsidiaries (taken as one entity) in one transaction or a series of related transactions; (iii) a corporation, person, or group acting in concert (other than the Company, or any savings, pension, or other benefit  for the benefit of employees of the Company, or the subsidiaries thereof) (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended  (the “Exchange Act”), other than the current beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of and equity interest in the profits and losses of EnerVest Management Partners, Ltd., a Texas limited partnership, acquires, directly or indirectly, beneficial ownership (within the meaning of such Rule 13d-3) of more than 50% of the equity interests in the Company then entitled to vote generally in the election of the Board of Directors; or (iv) the withdrawal, removal or resignation of the Company as the general partner of EV Energy GP. L.P., a Delaware limited partnership, or the withdrawal, removal or resignation of EV Energy GP, L.P. as the general partner of EV Energy Partners, L.P., a Delaware limited partnership.

9.	Designated Vesting Dates. For purposes of this Agreement the “Designated Vesting Dates” shall be each January 15th as set forth in Paragraph 2.b.

10.
Rights as Unitholder.  You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name.

11.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

12.
Modifications.  Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.  Notwithstanding anything in the Plan or this Agreement to the contrary, (a) if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of new Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder, and (b) the Committee, in its sole discretion, may unilaterally modify this Agreement in any manner that does not materially reduce your benefit.

13.
Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by you from the office of the Secretary of the Company. Except where the context clearly implies or indicates the contrary, capitalized words used herein are as defined in the Plan.

14.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

EV Management, LLC

By:
Name:
Title: